EXHIBIT 99.1

CDW Reports Record Second Quarter Net Sales

Reinforces Power of Business Model and Strategy

(Dollars in millions, except per-share amounts)	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	% Chg.	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	% Chg.
Net Sales	$4,629.9	$4,186.1	10.6	$8,587.8	$7,792.5	10.2
Average Daily Sales[1]	72.3	65.4	10.6	67.6	60.9	11.1
Gross Profit	773.8	695.6	11.2	1,445.9	1,299.5	11.3
Operating Income	300.3	265.5	13.1	529.2	469.6	12.7
Net Income	196.6	173.0	13.6	349.5	300.0	16.5
Non-GAAP Operating Income[2]	358.4	323.8	10.7	645.7	583.2	10.7
Net Income per Diluted Share	$1.33	$1.12	17.9	$2.35	$1.94	20.9
Non-GAAP Net Income per Diluted Share[2]	$1.60	$1.38	15.7	$2.84	$2.44	16.8
[1] There were 64 selling days for both the three months ended June 30, 2019 and 2018. There were 127 and 128 selling days for the six months ended June 30, 2019 and 2018, respectively.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America are each defined and reconciled to the most directly comparable GAAP measure in the attached schedules.

LINCOLNSHIRE, Ill., July 31, 2019 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW), a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced second quarter results. The company also announced the approval by its Board of Directors of a quarterly cash dividend to be paid in September 2019.

"We delivered excellent topline growth and profitability in the quarter while continuing to invest in the future and deliver shareholder value," said Christine A. Leahy, chief executive officer of CDW. "These results reinforce the strength of our strategy and power of our business model - underpinned by balanced performance across our customer end markets, the breadth of our products and solution portfolio and the ongoing execution of our strategy for growth."

"Excellent operating results were amplified by share repurchases, delivering a 16 percent increase in Non-GAAP net income per diluted share," said Collin B. Kebo, CDW's chief financial officer. "Given this quarter's results and our expectations for the balance of the year, we are now targeting 2019 constant currency Non-GAAP net income per diluted share growth in the low teens."

"We expect to exceed our 2019 target to outpace US IT market growth by 200 to 300 basis points on a constant currency organic basis. To accomplish this, we will continue our laser focus on meeting the needs of our more than 250,000 customers in the United States, the United Kingdom and Canada and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

A quarterly cash dividend of $0.295 per share, which is 40 percent higher than the prior year period, will be paid on September 10, 2019 to all stockholders of record as of the close of business on August 26, 2019.

Second Quarter of 2019 Highlights:

Total Net sales in the second quarter of 2019 were $4,630 million, compared to $4,186 million in the second quarter of 2018, an increase of 10.6 percent. Net sales growth on a constant currency basis increased 11.2 percent compared to the second quarter of 2018. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. There were 64 selling days for both the three months ended June 30, 2019 and 2018. Second quarter Net sales performance included:

  Total Corporate segment Net sales of $1,884 million, 8.7 percent higher than the second quarter of 2018.
  Total Small Business segment Net sales of $377 million, 14.5 percent higher than the second quarter of 2018.
  Total Public segment Net sales of $1,840 million, 12.5 percent higher than the second quarter of 2018. Public results were driven by sales to Government, Education and Healthcare customers which  increased 17.2 percent, 8.7 percent and 13.6 percent, respectively.
  Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, of $529 million, 8.4 percent higher than the second quarter of 2018. Results for 2019 include the Net sales of Scalar Decisions Inc. ("Scalar"), which was acquired on February 1, 2019.

Gross profit for the second quarter of 2019 was $774 million, compared to $696 million for the same period in 2018, representing an increase of 11.2 percent. Gross profit margin was 16.7 percent for the second quarter of 2019 versus 16.6 percent in the second quarter of 2018. Gross profit margin was positively impacted by an increase in the mix of netted down revenues that are booked net of costs of goods sold, such as warranties and Software-as-a-Service. This was partially offset by year-over-year Net sales growth out-pacing the year-over-year growth in partner funding.

Total selling and administrative expenses, including advertising expense, were $474 million in the second quarter of 2019, compared to $430 million in the second quarter of 2018, representing an increase of 10.1 percent. This was primarily driven by increased sales payroll expenses, the inclusion of Scalar expenses, and performance-based compensation consistent with higher attainment against goals.

Operating income was $300 million in the second quarter of 2019, compared to $266 million in the second quarter of 2018, an increase of 13.1 percent. Non-GAAP operating income was $358 million in the second quarter of 2019, compared to $324 million in the second quarter of 2018, representing an increase of 10.7 percent. The Non-GAAP operating income margin was 7.7 percent in the second quarter of both 2019 and 2018.

Interest expense was $41 million in the second quarter of 2019 compared to $37 million in the second quarter of 2018, representing an increase of 8.7 percent, driven by higher interest rates.

The effective tax rate for the second quarter of both 2019 and 2018 was 24.7 percent, which resulted in tax expense of $65 million and $57 million, respectively.

Net income was $197 million in the second quarter of 2019, compared to $173 million in the second quarter of 2018, representing an increase of 13.6 percent. Non-GAAP net income was $238 million in the second quarter of 2019, compared to $213 million in the second quarter of 2018, representing an increase of 11.5 percent.

Weighted average diluted shares outstanding were 148 million for the second quarter of 2019, compared to 154 million for the second quarter of 2018. Net income per diluted share for the second quarter of 2019 was $1.33, compared to $1.12 for the second quarter of 2018, representing an increase of 17.9 percent. Non-GAAP net income per diluted share for the second quarter of 2019 was $1.60, compared to $1.38 for the second quarter of 2018, representing an increase of 15.7 percent.

Year to Date 2019 Highlights:

Total Net sales in the first six months ("year to date") of 2019 were $8,588 million, compared to $7,792 million for year to date 2018, an increase of 10.2 percent. Year to date, there were 127 and 128 selling days in 2019 and 2018, respectively. On an average daily sales basis, Net sales growth was 11.1 percent and on a constant currency basis was 11.8 percent. Currency impact to Net sales growth was driven by unfavorable translation of the British pound and Canadian dollar to US dollar. The year to date Net sales performance, on an average daily sales basis, included:

  Total Corporate segment Net sales of $3,620 million, 10.6 percent higher than 2018.
  Total Small Business segment Net sales of $733 million, 12.4 percent higher than 2018.
  Total Public segment Net sales of $3,171 million, 11.5 percent higher than 2018. Public results were led by sales to Government, Healthcare and Education customers, which increased 17.9 percent, 11.1 percent and 6.7 percent, respectively.
  Net sales for CDW's UK and Canadian operations, combined as “Other” for financial reporting purposes, were $1,064 million, 10.5 percent higher than 2018. Results for 2019 include five months  of the Net sales of Scalar, which was acquired on February 1, 2019.

Gross profit for year to date 2019 was $1,446 million, compared to $1,300 million for 2018, representing an increase of 11.3 percent. Gross profit margin was 16.8 percent for year to date 2019 versus 16.7 percent for 2018. Gross profit margin was positively impacted by an increase in the mix of netted down revenues that are booked net of costs of goods sold, such as warranties and Software-as-a-Service.

Total selling and administrative expenses, including advertising expense, were $917 million for year to date 2019, compared to $830 million for 2018, representing an increase of 10.5 percent. This increase was primarily driven by increased sales payroll expenses, the inclusion of Scalar expenses, and performance-based compensation consistent with higher attainment against goals.

Operating income was $529 million for year to date 2019, compared to $470 million in 2018, an increase of 12.7 percent. Non-GAAP operating income was $646 million for year to date 2019, compared to $583 million for 2018, representing an increase of 10.7 percent. The Non-GAAP operating income margin was 7.5 percent for both year to date 2019 and 2018.

Interest expense was $79 million for year to date 2019 compared to $75 million for 2018, representing an increase of 5.3 percent, driven by higher interest rates.

The effective tax rate for year to date 2019 was 22.8 percent, which resulted in tax expense of $103 million, compared to a 24.1 percent effective tax rate and tax expense of $96 million for 2018. The decrease in the effective tax rate primarily reflects higher excess tax benefits on equity-based compensation and a discrete tax benefit related to CDW Canada's acquisition of Scalar.

Net income was $349 million for year to date 2019, compared to $300 million for 2018, representing an increase of 16.5 percent. Non-GAAP net income was $423 million for year to date 2019, compared to $376 million for 2018, representing an increase of 12.5 percent.

Weighted average diluted shares outstanding were 149 million for year to date 2019, compared to 154 million for 2018. Net income per diluted share for year to date 2019 was $2.35 compared to $1.94 for  2018, representing an increase of 20.9 percent. Non-GAAP net income per diluted share for year to date 2019 was $2.84, compared to $2.44 for 2018, representing an increase of 16.8 percent.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future financial performance of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, global and regional economic and political conditions; decreases in spending on technology products and services; CDW's relationships with vendor partners and availability of their products; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; CDW's substantial indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to comply with Public segment contracts or applicable laws and regulations; potential failures to provide high-quality services to CDW's customers; potential losses of any key personnel; potential interruptions of the flow of products from suppliers; potential adverse occurrences at one of CDW's primary facilities or customer data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; fluctuations in foreign currency; future acquisitions or alliances; fluctuations in CDW's operating results; current and future legal proceedings and audits; changes in laws, including regulations or interpretations thereof; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Non-GAAP Financial Information

Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.

Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial position that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP.

The Company believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of the Company’s business, as they remove the impact of items that management believes are not reflective of underlying operating performance. The Company uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business.

Our annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of the Company's routine activities, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures. Non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW

CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs more than 9,700 coworkers. For the trailing twelve months ended June 30, 2019, the company generated Net sales over $17 billion. For more information about CDW, please visit www.CDW.com.

Webcast

CDW will hold a conference call today, July 31, 2019 at 7:30 a.m. CT/8:30 a.m. ET to discuss its second quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries
Beth Coronelli
Vice President, Investor Relations
(847) 419-7524

Media Inquiries
Sara Granack
Vice President, Corporate Communications
(847) 419-7411

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change(i)	2019	2018	% Change(i)

Net sales	$4,629.9	$4,186.1	10.6%	$8,587.8	$7,792.5	10.2%
Cost of sales	3,856.1	3,490.5	10.5	7,141.9	6,493.0	10.0

Gross profit	773.8	695.6	11.2	1,445.9	1,299.5	11.3

Selling and administrative expenses	420.4	381.4	10.2	824.4	744.1	10.8
Advertising expense	53.1	48.7	9.0	92.3	85.8	7.6
Operating income	300.3	265.5	13.1	529.2	469.6	12.7

Interest expense, net	(40.5)	(37.2)	8.7	(78.8)	(74.9)	5.3
Other income, net	1.4	1.5	(11.2)	2.4	0.8	nm*

Income before income taxes	261.2	229.8	13.7	452.8	395.5	14.5

Income tax expense	(64.6)	(56.8)	13.8	(103.3)	(95.5)	8.2

Net income	$196.6	$173.0	13.6%	$349.5	$300.0	16.5%

Net income per common share:
Basic	$1.35	$1.14	18.2%	$2.39	$1.98	20.9%
Diluted	$1.33	$1.12	17.9%	$2.35	$1.94	20.9%

Weighted-average common shares outstanding:
Basic	145.7	151.6		146.3	151.9
Diluted	148.3	153.9		148.7	154.4

*Not meaningful

(i) There were 64 selling days for both the three months ended June 30, 2019 and 2018. There were 127 and 128 selling days for the six months ended June 30, 2019 and 2018, respectively.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

The Company has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis for the three and six months ended June 30, 2019 and 2018 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	% of Net sales	2018	% of Net sales	2019	% of Net sales	2018	% of Net sales

Operating income	$300.3	6.5%	$265.5	6.3%	$529.2	6.2%	$469.6	6.0%

Amortization of intangibles(i)	44.7		46.6		89.1		93.3
Equity-based compensation	12.2		11.0		24.9		19.1
Scalar acquisition and integration expenses	0.7		—		1.1		—
Other adjustments(ii)	0.5		0.7		1.4		1.2
Non-GAAP operating income	$358.4	7.7%	$323.8	7.7%	$645.7	7.5%	$583.2	7.5%

(i) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(ii) Includes other expenses such as payroll taxes on equity-based compensation.

NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended June 30,
	2019				2018
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$261.2	$(64.6)	$196.6	24.7%	$229.8	$(56.8)	$173.0	24.7%	13.6%
Amortization of intangibles(ii)	44.7	(11.2)	33.5		46.6	(11.7)	34.9
Equity-based compensation	12.2	(5.5)	6.7		11.0	(6.3)	4.7
Scalar acquisition and integration expenses	0.7	(0.1)	0.6		—	—	—
Other adjustments(iii)	0.5	(0.2)	0.3		0.7	(0.1)	0.6
Non-GAAP	$319.3	$(81.6)	$237.7	25.6%	$288.1	$(74.9)	$213.2	26.0%	11.5%

GAAP net income per diluted share			$1.33				$1.12
Non-GAAP net income per diluted share			$1.60				$1.38
Shares used in computing GAAP and Non-GAAP net income per diluted share			148.3				153.9

(i) Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation and the impact of global intangible low tax income (“GILTI”) due to equity-based compensation and amortization of intangibles.

(ii) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii) Includes other expenses such as payroll taxes on equity-based compensation.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Six Months Ended June 30,
	2019				2018
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

GAAP, as reported	$452.8	$(103.3)	$349.5	22.8%	$395.5	$(95.5)	$300.0	24.1%	16.5%
Amortization of intangibles(ii)	89.1	(22.5)	66.6		93.3	(24.0)	69.3
Equity-based compensation	24.9	(16.8)	8.1		19.1	(13.3)	5.8
Scalar acquisition and integration expenses(iii)	1.1	(3.2)	(2.1)		—	—	—
Other adjustments(iv)	1.4	(0.4)	1.0		1.2	(0.3)	0.9
Non-GAAP	$569.3	$(146.2)	$423.1	25.7%	$509.1	$(133.1)	$376.0	26.1%	12.5%

GAAP net income per diluted share			$2.35				$1.94
Non-GAAP net income per diluted share			$2.84				$2.44
Shares used in computing GAAP and Non-GAAP net income per diluted share			148.7				154.4

(i) Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation and the impact of GILTI due to equity-based compensation and amortization of intangibles.

(ii) Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

(iii) Includes a $3 million discrete tax benefit related to CDW Canada's acquisition of Scalar.

(iv) Includes other expenses such as payroll taxes on equity-based compensation.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Change(i)	2019	2018	% Change	Average Daily % Change(ii)
Net sales, as reported	$4,629.9	$4,186.1	10.6%	$8,587.8	$7,792.5	10.2%	11.1%
Foreign currency translation(iii)	—	(23.2)		—	(50.9)
Net sales, on a constant currency basis	$4,629.9	$4,162.9	11.2%	$8,587.8	$7,741.6	10.9%	11.8%

(i) There were 64 selling days for both the three months ended June 30, 2019 and 2018.

(ii) There were 127 and 128 selling days for the six months ended June 30, 2019 and 2018, respectively.

(iii) Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	June 30, 2019	December 31, 2018	June 30, 2018
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$194.5	$205.8	$100.7
Accounts receivable, net of allowance for doubtful accounts of $8.9, $7.0, and $7.1, respectively.	2,967.3	2,671.2	2,612.2
Merchandise inventory	652.2	454.3	576.9
Miscellaneous receivables	406.0	316.4	373.8
Prepaid expenses and other	205.3	149.1	181.1
Total current assets	4,425.3	3,796.8	3,844.7

Operating lease right-of-use assets	117.3	—	—
Property and equipment, net	163.4	156.1	150.3
Goodwill	2,524.7	2,462.8	2,472.5
Other intangible assets, net	660.5	712.2	802.3
Other assets	30.7	39.8	60.3
Total Assets	$7,921.9	$7,167.7	$7,330.1

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$2,055.8	$1,577.1	$1,693.6
Accounts payable - inventory financing	465.7	429.3	387.6
Current maturities of long-term debt	25.5	25.3	38.6
Contract liabilities	200.8	178.3	169.9
Accrued expenses and other current liabilities	712.5	593.1	530.3
Total current liabilities	3,460.3	2,803.1	2,820.0

Long-term liabilities:
Debt	3,253.3	3,183.3	3,201.7
Deferred income taxes	123.1	141.9	172.9
Operating lease liabilities	86.6	—	—
Other liabilities	62.5	64.2	66.6
Total long-term liabilities	3,525.5	3,389.4	3,441.2

Total stockholders’ equity	936.1	975.2	1,068.9
Total Liabilities and Stockholders’ Equity	$7,921.9	$7,167.7	$7,330.1

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended June 30,
	2019	2018	% Change(i)

Corporate	$1,883.9	$1,733.8	8.7%

Small Business	377.4	329.5	14.5

Public
Government	578.4	493.5	17.2
Education	773.6	712.1	8.7
Healthcare	488.1	429.8	13.6
Total Public	1,840.1	1,635.4	12.5

Other	528.5	487.4	8.4

Total Net sales	$4,629.9	$4,186.1	10.6%

(i) There were 64 selling days for both the three months ended June 30, 2019 and 2018.

	Six Months Ended June 30,
	2019	2018	% Change	Average Daily % Change(i)

Corporate	$3,620.1	$3,299.6	9.7%	10.6%

Small Business	733.0	657.1	11.5	12.4

Public
Government	1,066.8	912.0	17.0	17.9
Education	1,174.0	1,109.3	5.8	6.7
Healthcare	930.0	844.1	10.2	11.1
Total Public	3,170.8	2,865.4	10.7	11.5

Other	1,063.9	970.4	9.6	10.5

Total Net sales	$8,587.8	$7,792.5	10.2%	11.1%

(i) There were 127 and 128 selling days for the six months ended June 30, 2019 and 2018, respectively.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)

	June 30, 2019	December 31, 2018	June 30, 2018
	(unaudited)		(unaudited)
Debt and Revolver Availability
Cash and cash equivalents	$194.5	$205.8	$100.7
Total debt	3,278.8	3,208.6	3,240.3
Revolver availability	1,036.0	1,120.1	1,145.3
Cash plus revolver availability	1,230.5	1,325.9	1,246.0

Working Capital(i)
Days of sales outstanding (DSO)	52	56	50
Days of supply in inventory (DIO)	14	13	13
Days of purchases outstanding (DPO)	(50)	(50)	(46)
Cash conversion cycle	16	19	17

(i) Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(in millions)
(unaudited)

	Six Months Ended June 30,
	2019	2018

Cash flows provided by operating activities	$414.5	$332.3

Capital expenditures	(43.9)	(33.6)
Acquisition of business, net of cash acquired	(75.0)	—
Cash flows used in investing activities	(118.9)	(33.6)

Net change in accounts payable - inventory financing	36.3	(110.4)
Other cash flows used in financing activities	(341.5)	(227.8)
Cash flows used in financing activities	(305.2)	(338.2)

Effect of exchange rate changes on cash and cash equivalents	(1.7)	(4.0)
Net decrease in cash and cash equivalents	(11.3)	(43.5)
Cash and cash equivalents - beginning of period	205.8	144.2
Cash and cash equivalents - end of period	$194.5	$100.7

Supplementary disclosure of cash flow information:
Interest paid	$(76.0)	$(74.5)
Taxes paid, net	$(115.2)	$(118.4)